UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015

STREAMTRACK, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

000-55140	26-2589503
(Commission File Number)	(I.R.S. Employer Identification No.)

347 Chapala Street, Santa Barbara, California	93101
(Address of principal executive offices)	(Zip Code)

(805) 308-9151

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former name, former address and former fiscal year, if changed since last report)

☐	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 6, 2015, StreamTrack, Inc. (the “Company”) held a special meeting of stockholders. At the special meeting, shareholders of the Company approved (i) an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized shares of common stock from 1,000,000,000 to an unlimited number; and (ii) an amendment to the Company’s Articles of Incorporation to allow for shareholders to take actions by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The vote on each proposal was as follows:

1. Amendment to the Company’s Articles of Incorporation to increase the Company’s authorized shares of common stock from 1,000,000,000 to an unlimited number:

Votes For *	Votes Against	Votes Abstained
1,121,178,805	264,797,636	3,194,343

2. Amendment to the Company’s Articles of Incorporation to allow for shareholders to take actions by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted:

Votes For *	Votes Against	Votes Abstained
853,159,620	96,420,442	4,111,742

* Includes votes of common stock and Series B Preferred Stock. Each share of common stock entitles its holder to one vote. Each share of Series B Preferred Stock entitles the holder to cast such number of votes equal to 0.000255% of the total number of votes entitled to be cast. As of the record date for the special meeting of January 21, 2015, there were 777,966,677 shares of the Company’s common stock and 200,000 shares of Series B Preferred Stock issued and outstanding. Thus, the 200,000 outstanding shares of Series B Preferred Stock were entitled to an aggregate of 793,322,010 votes at the special meeting.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StreamTrack, Inc.

Date: February 12, 2015	By:	/s/ Michael Hill
Michael Hill, Chief Executive Officer